        EXHIBIT 12 -- COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (COMBINED WITH 50%-OWNED UNCONSOLIDATED SUBSIDIARIES)

                                                                2002     2001
         THREE MONTHS ENDED MARCH 31 (In millions)              -----    -----
Income from continuing operations...........................    $  42    $  29
Add Interest................................................       23        9
  Portion of rentals representative of interest factor......        3        4
  Income tax expense and other taxes on income..............       28       21
                                                                -----    -----
  Earnings as defined.......................................    $  96    $  83
                                                                =====    =====
Interest....................................................    $  23    $  29
Interest capitalized........................................        1        1
Portion of rentals representative of interest factor........        3        4
                                                                -----    -----
  Fixed charges as defined..................................    $  27    $  34
                                                                =====    =====
Ratio of earnings to fixed charges..........................     3.56     2.44
                                                                =====    =====